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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Kevin W. Quinlan, President & COO
Boston Biomedica, Inc.
(508) 580-1900 (T)
(508) 580-1110 (F)

BOSTON BIOMEDICA ANNOUNCES RESIGNATION OF INDEPENDENT ACCOUNTANTS;
NO DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING PRINCIPLES OR PRACTICES

WEST BRIDGEWATER, Mass., August 28, 2003—Boston Biomedica, Inc. (NASDAQ: BBII) today announced that PricewaterhouseCoopers LLP ("PwC") has resigned as the Company's independent accountants, effective August 22, 2003. The Company has had a close working relationship with PwC over the past ten years since their engagement in 1993 as the Company's independent accountants, and the Company expresses its disappointment at this development.

During the fiscal years ended December 31, 2001 and December 31, 2002 and through August 22, 2003, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the financial statements for such years.

The Company intends to complete an interview process for a new independent accounting firm and make a recommendation to the Audit Committee of the Company's Board of Directors, for their consideration in the near future.

About Boston Biomedica, Inc.

BBI provides products and services to the diagnostics and life sciences industry to evaluate, monitor, and ensure the quality of infectious disease test results, to improve the preparation of specimens for genomic/proteomic testing, and to safely store and retrieve rare and valuable biological specimens. The Company also manufactures reagents used in test kits and provides a broad range of routine and esoteric research services to governments and industry. BBI operates in three states, and conducts research in new applications for our patented Pressure Cycling Technology (PCT). In 2000, the Company launched Panacos Pharmaceuticals, and maintains a significant passive investment in this novel antiviral drug development company.

Forward Looking Statement

Statements contained in this news release regarding the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements, and risk factors, is contained in the Company's recent filings with the Securities and Exchange Commission of its Annual Report on Form 10-K for the year ended December 31, 2002, and on Form 10-Q for the quarter ended June 30, 2003. Copies of these documents may be obtained by contacting the Company or the Securities and Exchange Commission.

Visit us at our website http://www.bbii.com

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EXHIBIT 99.1
BOSTON BIOMEDICA ANNOUNCES RESIGNATION OF INDEPENDENT ACCOUNTANTS; NO DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING PRINCIPLES OR PRACTICES